Exhibit 1

March 10, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

Ladies and Gentlemen:

The undersigned, Merrill Lynch Canada Inc. (“MLCI”) and Canaccord Capital Corporation (“Canaccord”, and, together with MLCI, the “Agents”, and, individually, an “Agent”), understand that Merrill Lynch & Co., Inc. (the “Company”), a Delaware corporation, proposes to issue and sell up to Cdn.$3,014,200 Global Equity Performance Weighted Notes, Series 3 due March 14, 2012 (the “Notes”) and up to Cdn.$3,011,200 Global Equity Performance Weighted Warrants, Series 3 due March 14, 2012 (the “Warrants”, and, together with the Notes, the “Securities”, and, individually, a “Security”).

We understand that the Company has filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-3 dated February 8, 2005 relating to the offering of debt securities, warrants, preferred stock, depositary shares and common stock of the Company pursuant to Rule 415 under the 1933 Act (such registration statement, declared effective by the SEC on February 25, 2005 under the 1933 Act, including the exhibits thereto and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”) and a related prospectus dated February 25, 2005.

The Company has also filed (i) with the SEC pursuant to Rule 424(b)(6) under the 1933 Act a U.S. shelf prospectus dated March 8, 2005 (the “U.S. Shelf Prospectus”), and (ii) with the Canadian securities regulatory authorities (the “Canadian Securities Commissions”) of each of the provinces and territories of Canada (the “Qualifying Jurisdictions”) a Canadian shelf prospectus dated March 8, 2005 (the “Canadian MJDS Prospectus”) under National Instrument 71-101 – The Multijurisdictional Disclosure System (“NI 71-101”), which includes the U.S. Shelf Prospectus (which such deletions therefrom and additions thereto as are permitted or required by NI 71-101), in order to qualify the offering and sale of up to $39,390,000,000 aggregate amount of debt securities, warrants, preferred stock, depositary shares and common stock in Canada. A final receipt was issued for the Canadian MJDS Prospectus by the Ontario Securities Commission, on behalf of itself and the other Canadian Securities Commissions, on March 9, 2005.

The Company has also prepared and filed with the SEC in accordance with Rule 424(b)(6) under the 1933 Act and with the Canadian Securities Commissions under NI 71-101 a preliminary MJDS prospectus supplement (the “Preliminary MJDS Supplement”) dated February 1, 2005 relating to the offering of the Notes and the Warrants. We understand that the Company will prepare a final MJDS prospectus supplement to be dated the date of this Agreement and filed (the “Final MJDS Supplement”) with the SEC pursuant to Rule 424(b)(6) under the 1933 Act and with the Canadian Securities Commissions under NI 71-101 in order to qualify the Securities for distribution in each of the Qualifying Jurisdictions (the “Offering”).

The Company has requested the Agents to act as the sole and exclusive agents of the Company to solicit, on a best efforts basis, offers to purchase the Securities in all of the Qualifying Jurisdictions and the Agents hereby agree to act as exclusive agents for such purpose on the terms and conditions contained herein. In consideration of the services to be rendered to the Company, the Company shall pay to Canaccord a fee of Cdn.$5.25 for each Security sold (the “Agents’ Fee”) on the Closing Date. MLCI shall not be entitled to receive a fee in connection with its acting as Agent hereunder. The Company has also agreed that the Agents may form a selling group consisting of registered dealers to solicit offers to purchase the Securities and may determine the fee to be paid to such selling group, which fee will be paid by Canaccord out of the Agents’ Fee.

1.	Definitions and Interpretation

1.1	Unless otherwise defined herein, as used herein:

“Auditors” means the firm of Deloitte & Touche LLP (New York);

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario;

“Canadian Securities Laws” means all applicable securities laws in each of the Qualifying Jurisdictions and the respective regulations made thereunder, together with applicable published policy statements, rules and orders of the securities regulatory authorities in each of the Qualifying Jurisdictions, including, for greater certainty, NI 71-101 and Companion Policy 71-101CP;

“CDS” means The Canadian Depository for Securities Limited;

“Closing Date” means March 14, 2005, or such other date not later than April 4, 2005 as the parties hereto may agree upon in writing;

“Closing Time” means 9:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon in writing.

“distribution” means a “distribution” or “distribution to the public” as defined in the Canadian Securities Laws and “distribute” has a corresponding meaning;

“Indenture” means the amended and restated indenture dated as of April 1, 1983, as further amended and restated from time to time, between the Company and the Trustee pursuant to which the Notes will be issued;

“misrepresentation”, “material fact” and “material change” have the respective meanings attributed thereto in the Securities Act (Ontario);

“Prospectus” means, collectively, the U.S. Shelf Prospectus and the Canadian MJDS Prospectus (in the English and French languages), including the documents incorporated by reference therein;

“Prospectus Supplement” means, collectively, the Preliminary MJDS Supplement and the Final MJDS Supplement (in the English and French languages), including the documents incorporated by reference therein (in the English and French languages);

“Supplementary Material” means, individually or collectively as the context requires, any amendment or supplement to the Prospectus or Final MJDS Supplement or any amending or supplemental prospectus or other supplemental documentation or any similar document required to be filed by the Company under any of the Canadian Securities Laws during the period of distribution of the Securities;

“Trustee” means JPMorgan Chase Bank, N.A., as trustee under the Indenture;

“U.S. Person” means any person who is or who acts, directly or indirectly, in the capacity of agent for the benefit of:

(a)	any natural person who is a resident in the United States, its territories, possessions or all areas subject to its jurisdiction;

(b)	any partnership, corporation, trust or other entity organized under United States law or organized or owned beneficially primarily by U.S. Persons;

(c)	any estate or trust of which an executor, trustee or similar person is a U.S. Person unless the beneficiaries are not U.S. Persons and a non-U.S. Person who is also an executor, trustee or similar person has or shares investment discretion;

(d)	any U.S. agency or branch of a foreign person; or

(e)	any discretionary or non-discretionary account for the benefit of a U.S. Person;

“Warrant Agreement” means the warrant agreement dated March 14, 2005 between the Company and the Warrant Agent pursuant to which the Warrants will be issued; and

“Warrant Agent” means JPMorgan Chase Bank, N.A., as warrant agent under the Warrant Agreement.

1.2	Words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.3	The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

1.4	The following are the schedules attached to and forming part of this Agreement:

Schedule A	-	Form of Legal Opinion of Canadian Counsel to the Company
Schedule B	-	Form of Legal Opinion of U.S. Counsel to the Company
Schedule C	-	Form of Legal Opinion of Counsel to the Agents

2.	Appointment of Agents

2.1	Subject to the following terms and conditions in this Agreement, the Company hereby appoints the Agents, and the Agents hereby accept such appointment, to act as the sole and exclusive agents of the Company to lawfully solicit, on a best efforts basis, on behalf of the Company, directly and through sub-agents lawfully authorized to sell the Securities in the Qualifying Jurisdictions, offers to purchase the Securities in the Qualifying Jurisdictions during the period of the distribution of the Securities at an initial offering price of Cdn.$100 per Security.

2.2	The Agents shall communicate to the Company, orally, each offer to purchase Securities solicited by such Agents on an agency basis, other than those offers rejected by the Agents. Each Agent shall have the right, in its discretion reasonably exercised, to reject any proposed purchase of Securities, as a whole or in part, and any such rejection shall not be deemed a breach of the Agent’s agreement contained herein. The Company may accept or reject any proposed purchase of the Securities, in whole or in part. The Agents shall make reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Securities has been solicited by the Agents and accepted by the Company.

2.3	The Agents agree to use their best efforts to solicit offers to purchase the Securities on the terms and conditions set forth herein and in the Prospectus and the Final MJDS Supplement as aforesaid but it is hereby agreed and understood that the Agents shall act as agents only and shall not at any time be obligated to purchase or to arrange for the purchase of any Securities. The Securities will be offered by the Agents directly and through sub-agents lawfully authorized to sell the Securities for sale to the public in all of the Qualifying Jurisdictions in compliance with Canadian Securities Laws.

3.	Distribution of Securities

3.1

The Agents shall solicit offers to purchase the Securities for sale from the public, directly and through other members of the selling group, in compliance with applicable Canadian Securities Laws and upon the terms and conditions set forth in the Prospectus, the Final MJDS Supplement, any Supplementary Material and this Agreement. The Agents shall not solicit offers to purchase or sell the Securities so as to require registration of the Securities or the filing of a prospectus, registration statement or other notice or document with respect to the distribution of the Securities under the laws of any jurisdiction other than the Qualifying Jurisdictions and shall require each other member of the selling group to agree with the Agents not to so solicit or sell. The Agents shall be entitled to assume that the Securities are qualified for distribution in any Qualifying Jurisdiction, unless the Agents receive notice to the contrary from the Company or the applicable Canadian Securities Commission. The Securities shall not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the account or benefit of, a U.S. Person.

3.2	The Agents shall, after the Closing Date, use their best efforts to complete the distribution of the Securities as promptly as possible and MLCI shall notify the Company if and when, in its opinion, the distribution of Securities has been completed and shall, as soon as practicable thereafter (and in any event within the time periods necessary to obtain a refund of filing fees), provide the Company with a breakdown of the number of Securities distributed in each of the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the applicable Canadian Securities Commissions.

4.	Representations and Warranties of the Company

4.1	The Company represents and warrants to the Agents, as of the date hereof and as of the Closing Time, and acknowledges that the Agents are relying upon such representations and warranties in connection with the entering into of this Agreement and the sale by the Agents, on behalf of the Company, of the Securities, as follows:

(a)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

(b)	the Registration Statement has become effective under the 1933 Act;

(c)

the Registration Statement and the U.S. Prospectus comply as to form in all material respects with the requirements for registration statements on Form S-3 under the 1933 Act and the rules and regulations of the SEC thereunder, and the United States Securities Exchange Act of 1934, as amended (the “1934 Act”) and the documents incorporated by reference in the U.S. Prospectus, at the time they were or hereafter are filed with the SEC, complied or when so filed will comply, as the case may be, in all material respects with the rules thereunder;

(d)	the Company has complied in all material respects with all requirements of the 1933 Act and the rules and regulations thereunder with respect to the preparation and filing of the Registration Statement;

(e)	the Company meets the general eligibility requirements of NI 71-101 for use of a MJDS shelf prospectus with respect to the Securities, as amended by an order dated June 30, 2004 issued by the Canadian Securities Commissions providing, among other things, an exemption from the limitations on distributions of derivative securities set forth in subsection 3.3(1) of NI 71-101;

(f)	the Canadian MJDS Prospectus conforms to the U.S. Shelf Prospectus except for such deletions therefrom and additions thereto as are permitted or required by NI 71-101;

(g)	the Canadian MJDS Prospectus has been prepared and filed in compliance in all material respects with Canadian Securities Laws;

(h)	to the knowledge of the Company, none of the SEC, Canadian Securities Commissions, any stock exchange in Canada or the United States or any regulatory authority or court has issued an order preventing or suspending the use or effectiveness, as the case may be, of the Registration Statement or the Prospectus or preventing the distribution of the Securities or instituted proceedings for that purpose and no proceedings for that purpose are pending or are contemplated by any of the aforementioned parties, and any request on the part of such parties for additional information from the Company has been complied with;

(i)	the Company has prepared and filed with the Canadian Securities Commissions a submission to jurisdiction and appointment of agent for service of process on Form 71-101F1 on behalf of itself;

(j)	there has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, since the date of its most recent current report on Form 10-K, 10-Q or 8-K which has not been publicly disclosed;

(k)

this Agreement has been duly authorized, executed and delivered by the Company and is legally binding upon the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally, the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(l)	the Notes have been, or prior to the issuance of such Notes will have been, duly authorized by the Company for issuance and sale pursuant to this Agreement. The Notes, when issued and authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment of the consideration therefor specified in this Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a foreign or composite currency judgement in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments outside the United States, and such Notes will be in the form contemplated by, and each registered holder thereof will be entitled to the benefits of, the Indenture;

(m)	the Indenture has been duly authorized, executed and delivered by the Company and duly qualified under the United States Trust Indenture Act of 1939, as amended and (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a foreign or composite currency judgement in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments outside the United States;

(n)

the Warrants have been, or prior to the issuance of such Warrants will be, duly authorized by the Company for issuance and sale pursuant to this Agreement and the Warrants, when issued and authenticated in the manner provided for in the Warrant Agreement and delivered against payment of the consideration therefor specified in this Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any warrant payable other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments outside the United States. The Warrants will be in the form contemplated by, and each registered holder thereof will be entitled to the benefits of, the Warrant Agreement;

(o)	the Warrant Agreement has been, or prior to the issuance of the Warrants will have been, duly authorized, executed and delivered by the Company and, upon such authorization, execution and delivery (assuming the due authorization, execution and delivery by the Warrant Agent), will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any warrant payable other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments outside the United States;

(p)	the Warrants and the Notes being sold pursuant to this Agreement and the Indenture and Warrant Agreement, as applicable, when issued and delivered in accordance with their respective terms, will conform in all material respects to the respective statements relating thereto contained in the Prospectus and the Final MJDS Supplement;

(q)	none of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the issuance and sale of the Securities will conflict with or result in a breach of:

(i)	any statute, rule or regulation applicable to the Company;

(ii)	the constating documents, by-laws or resolutions of the directors or shareholders of the Company which are in effect at the date hereof;

(iii)	any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or

(iv)	any judgment, decree or order binding the Company or the property or assets of the Company;

which, in the case of the foregoing clauses (i), (iii) and (iv), may have a material adverse effect on the Company;

(r)	there are no actions, suits, proceedings or inquiries pending or, to the best of the knowledge, information and belief of the Company, threatened against or affecting the Company or any of its properties or assets at law or in equity or before or by any governmental agency or body, domestic or foreign, which may, in any way, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Securities, the Indenture or the Warrant Agreement; and

(s)	no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Company of its obligations under this Agreement, the Securities, the Indenture or the Warrant Agreement or in connection with the transactions contemplated under this Agreement, the Indenture or the Warrant Agreement, except such as have been already obtained.

4.2	Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to any Agent or to counsel for the Agents in connection with the offering of the Securities shall be deemed a representation and warranty by the Company to each Agent as to the matters covered thereby on the date of such certificate.

4.3	The delivery of the Prospectus, the Prospectus Supplement and the delivery of any Supplementary Material to the Agents shall constitute a representation and warranty by the Company in respect of the Prospectus, Prospectus Supplement and any such Supplementary Material that, as at the time of delivery:

(a)	all information and statements (except information and statements relating solely to or provided solely by the Agents) contained or incorporated by reference in such documents:

(i)	are true and correct in all material respects;

(ii)	contain no misrepresentation;

(iii)	constitute full, true and plain disclosure of all material facts relating to the Company and the Securities; and

(iv)	omit no material fact or information (except facts or information relating solely to the Agents) which is required to be stated therein or is necessary to make the statements or information contained therein not misleading in light of the circumstances under which they were made;

(b)	such document complies with the provisions of Canadian Securities Laws; and

(c)	such document filed in the French language in the Province of Québec is in all material respects a reasonable and proper translation of the English language version thereof and that such versions are not susceptible to any materially different interpretations with respect to any material matter contained therein.

5.	Covenants of the Company

5.1	In further consideration of the agreements of the Agents herein contained, the Company covenants with the Agents as follows:

(a)	the Company will comply with the requirements of NI 71-101, file the Final MJDS Supplement (in the English and French languages) with the SEC and the Canadian Securities Commissions in accordance with Rule 424(b)(6) under the 1933 Act and NI 71-101 and in any event not later than the date the Final MJDS Supplement is first used in Canada and obtain confirmation, to the extent such confirmation can be obtained, of receipt thereof from the Canadian Securities Commissions;

(b)	the Company will, during the period of the distribution of the Securities, notify the Agents promptly:

(i)	of the filing of any amendment or supplement to the Prospectus;

(ii)	of any request by any Canadian Securities Commission or the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information;

(iii)	of the institution or, to the extent known by the Company, threatening by the SEC or any Canadian Securities Commission of any stop order proceedings in respect of the Registration Statement or the Prospectus, or any proceedings, with respect to the suspension of the qualification of the Securities for distribution in any jurisdiction or with respect to any order to cease trade any securities of the Company in any jurisdiction; and

(iv)	of any notification it has received from Moody’s Investors Services Inc. of any downgrade in the rating assigned to the Securities;

(c)	the Company will use its reasonable commercial efforts to prevent the issuance of any stop order, cease trading order or suspension referred to in (b)(iii) above and to obtain as soon as possible the lifting of any such stop order, cease trading order or suspension, if issued;

(d)	during the period of the distribution of the Securities, the Company will not make or file any amendment or supplement to the Prospectus of which the Agents shall not have previously been advised or which the Agents shall reasonably object in writing after being so advised; provided, however, that this provision shall not prohibit the Company from complying in a timely manner with (i) its timely disclosure and other obligations under applicable securities legislation and the requirements of any relevant stock exchange arising out of any material change or change in material information or otherwise, and (ii) its obligations under clause (f) below;

(e)	the Company will furnish to the Agents, without charge, a signed copy of the Prospectus and a copy of the Final MJDS Supplement and will use its reasonable best efforts to promptly deliver after the execution of this Agreement and for so long as delivery of a prospectus by an Agent may be required by the 1933 Act or Canadian Securities Laws, as many copies of the Prospectus and the Final MJDS Supplement as the Agents may reasonably request;

(f)	if, at any time during the period of distribution of the Securities, any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for the Agents or counsel for the Company, to further amend or supplement the Prospectus in order that the Prospectus will not include a misrepresentation or an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of either such counsel, to amend or supplement the Registration Statement or the Prospectus in order to comply with the requirements of the 1933 Act or the Canadian Securities Laws, the Company will forthwith prepare and file with the SEC and the Canadian Securities Commissions, as applicable, an appropriate supplement or amendment thereto and will furnish to the Agents and to the dealers in the selling group (whose names and addresses the Agents will furnish to the Company), such number of copies thereof as the Agents may reasonably request; and

(g)	during the period of the distribution of the Securities, to allow the Agents and the Agents’ counsel to continue to conduct reasonable due diligence necessary to fulfill the Agents’ obligations under Canadian Securities Laws.

6.	Closing

6.1	Subject as hereinafter provided, the closing of the Offering shall be completed at the Closing Time at the offices of Canadian counsel to the Company, Davies Ward Phillips & Vineberg LLP, 1 First Canadian Place, Toronto, Ontario.

6.2	At the Closing Time, and provided that all conditions precedent to the completion of the Offering as stipulated in Section 7 of this Agreement have been satisfied:

(a)	the Company shall deliver (i) to CDS or its nominee, global certificates representing such number of Notes and Warrants for which the Agents have provided subscriptions on behalf of the Company, such global certificates to be registered in the name of CDS or its nominee and (ii) to the Agents, the requisite legal opinions and certificates as provided for herein, and such further documentation as may be contemplated herein; and

(b)	the Agents shall pay to the Company, by wire transfer of immediately available funds to a bank account designated by the Company, the aggregate purchase price for the Securities in lawful money of Canada, net of the Agents’ Fee. The foregoing payment shall be made against delivery of the Securities being purchased by the Agents to CDS no later than the Closing Time, or at such other time or such other date as shall be agreed to in writing between the Company and the Agents.

7.	Conditions and Closing Deliveries

7.1	The Agents’ obligations to solicit offers to purchase the Securities as agents of the Company hereunder, including, without limitation, those set out in Section 6.2, shall be subject to the conditions (each of which is expressly declared to be solely for the benefit of the Agents) (i) that the terms and conditions of the Securities described in the Prospectus and the Final MJDS Supplement shall conform to the description thereof in such documents; (ii) that the Prospectus and Final MJDS Supplement shall not contain a misrepresentation; and (iii) that:

(a)

at the Closing Date, no order having the effect of ceasing or suspending the distribution of the Securities or the trading in any of the securities of the Company, including a stop order suspending the effectiveness of the Registration Statement, shall have been issued by the SEC or any Canadian Securities Commission or stock exchange in Canada or the United States and no proceedings for that purpose shall have been instituted or pending or, to the knowledge of the Company, shall be contemplated by the SEC, any Canadian Securities Commission or stock exchange in Canada or the United States; and any request on the part of the SEC or any Canadian Securities Commission for additional information from the Company shall have been complied with. The Final MJDS Supplement shall have been filed with the SEC in accordance with Rule 424(b)(6) under the 1933 Act and with the Canadian Securities Commissions in accordance with NI 71-101;

(b)	the Agents shall have received on the Closing Date a certificate, dated the Closing Date and signed by an authorized officer of the Company, in his or her capacity as such, to the effect that:

(i)	the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Time;

(ii)	the Company has complied in all material respects with all the terms and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(iii)	subsequent to the respective dates as of which information is given in the Registration Statement, there has not been any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which requires disclosure under the timely disclosure provisions of U.S. securities laws applicable to the Company, except as has been publicly disclosed;

(c)	the Agents shall have received on the Closing Date the following the opinions:

(i)	an opinion of Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Company, to the effect that the French language version of each of the Prospectus and Prospectus Supplement (excluding all documents incorporated by reference therein) are in all material respects complete and proper translations of the English language versions thereof;

(ii)	an opinion of the Auditors, to the effect that the French language version of the financial portions of the Prospectus and Prospectus Supplement and the documents incorporated by reference therein are, in all material respects, a complete and proper translation of the English language versions thereof;

(iii)	an opinion of Heenan Blaikie LLP, to the effect that the French language version of the non-financial portions of the documents incorporated by reference in the Prospectus and Prospectus Supplement are, in all material respects, a complete and proper translation of the English language versions thereof;

(iv)	an opinion of Davies Ward Phillips & Vineberg LLP addressed to the Agents, substantially in the form of Schedule A hereto; provided that in providing such opinion, Davies Ward Phillips & Vineberg LLP may rely on the opinions of local counsel as to matters governed by the laws of jurisdictions other than the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable therein;

(v)	an opinion of Sidley Austin Brown & Wood LLP, United States counsel for the Company, addressed to the Agents, substantially in the form of Schedule B hereto; and

(vi)	an opinion of McMillan Binch LLP, counsel for the Agents, substantially in the form of Schedule C hereto; and

(d)	in connection with their review of the Prospectus and the Final MJDS Supplement, the Auditors shall have furnished a comfort letter to the Company and the Agents, in form and substance satisfactory to the Company and the Agents acting reasonably, relating to the verification of financial information and accounting data contained in the Prospectus (including information incorporated therein by reference) relating to the Company and matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus and Final MJDS Supplement to a date not more than five days prior to the date of such letter. Such letter shall further state that (i) the Auditors are independent with respect to the Company within the meaning of the 1933 Act and the regulations thereunder, and (ii) in their opinion, the audited financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the regulations thereunder.

8.	Termination

8.1	If prior to the Closing Time:

(a)	there has been any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which, in the reasonable opinion of the Agents, would reasonably be expected to have a significant adverse effect on the market price or value of the Securities;

(b)	any enquiry, action, suit, investigation or other proceeding, whether formal or informal, in relation to the Company or the distribution of the Securities should be instituted or any order under or pursuant to any laws or regulations of the United States or of any of the Qualifying Jurisdictions or by any relevant stock exchanges in the United States or Canada or any other regulatory or governmental authority in the United States or should be made or issued (except for any such order based upon the activities or the alleged activities of the Agents and not of the Company) which, in the reasonable opinion of the Agents, operates to prevent or restrict the trading or the distribution of the Securities or which has a material adverse impact on the marketability thereof; or

(c)	there should develop, occur or come into effect or existence any event, action, state, condition or occurrence of national or international consequence, including any act of terrorism, war or like event, or any law or regulation, which in the opinion of the Agents, acting reasonably, seriously adversely affects, or would seriously adversely affect the Canadian, United States or international financial markets such that it would be impractical in the reasonable opinion of the Agents to sell the Securities, then, in any one or more of the foregoing cases, each of the Agents shall be entitled, at its or their sole option, to terminate all of its obligations under this Agreement, and the obligations of any purchaser from whom the Agent has solicited an order to purchase Securities, by notice to that effect delivered to the Company prior to the Closing Time; provided, however, that if Canaccord terminates its obligations hereunder and the Company otherwise fails to comply with the requirements of National Instrument 33-105 – Underwriting Conflicts, all of the obligations of the Agents under this Agreement, and the obligations of any purchaser from whom the Agents have solicited an order to purchase Securities, shall terminate without any further act or formality.

8.2

The rights of the Agents to terminate their obligations hereunder are in addition to any other remedies they may have in respect of any default, act or failure to act of the Company, in respect of any of the matters contemplated hereby. In the event of any termination, there shall be no further liability on the part of the Company to the terminating Agent or persons from whom it has solicited orders except in respect of any liability which may have arisen or may thereafter arise under Sections 9.1 or Section 10. Each of the Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance provided, however, that any waiver or extension must be in writing and signed by the Agent in order to be binding upon it.

9.	Expenses of Offering and Agents’ Expenses

9.1	Whether or not any sale of the Securities shall be completed, the Company (or any of its affiliates) shall pay all reasonable expenses relating to this transaction and all other costs and expenses of or incidental to the creation, offering, issue, sale and delivery of the Securities including, without limitation, the Agents’ reasonable out-of-pocket expenses relating directly and solely to this transaction up to $65,000 (including, without limitation, the reasonable fees and disbursements of counsel up to $60,000 and travel expenses relating to information meetings), the advertising and marketing expenses relating to the Offering (including all roadshow expenses), the cost of preparing and printing and translating the Prospectus, Prospectus Supplement, any Supplementary Material, any sales memorandum and the certificates for the Securities, the cost of qualifying the Securities for sale to the public in the Qualifying Jurisdictions, the fees and expenses of the Company, the cost of registration and delivery of certificates for the Securities and the fees and expenses of the Auditors, counsel and all local counsel of the Company, including all legal and accounting fees and expenses relating to the Prospectus and the Prospectus Supplement and preparing the Company for the Offering.

10.	Indemnification

10.1	The Company agrees to indemnify and hold harmless each Agent and each person, if any, who controls any Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(a)

against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any misrepresentation or alleged misrepresentation contained in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or in any amendment or supplement thereto), or any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or in any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

(b)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such misrepresentation or alleged misrepresentation, any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 10.3 below) any such settlement is effected with the written consent of the Company; and

(c)	against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by MLCI), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such misrepresentation or alleged misrepresentation, any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (a) or (b) above;

provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any misrepresentation or alleged misrepresentation, untrue statement or omission, or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Agent expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or any amendment or supplement thereto).

Insofar as this indemnity may permit indemnification for liabilities under the 1933 Act of any person who is a partner of an Agent or who controls an Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and who is a director or officer of the Company or controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, such indemnity is subject to the undertaking of the Company in the Registration Statement.

10.2

Each Agent severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement and the Prospectus, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10.1, as incurred, but only with respect to misrepresentations or alleged misrepresentations, untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Agent expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or any amendment or supplement thereto).

10.3	Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity. In the case of parties indemnified pursuant to Section 10.1 above, counsel to the indemnified parties shall be selected by MLCI, and, in the case of parties indemnified pursuant to Section 10.2 above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defence of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, except that the Company shall be liable for the fees and expenses of one counsel representing MLCI and the persons controlling MLCI and one counsel representing all other Agents and the persons controlling them. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 10 or Section 11 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

10.4

If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 10.1(b) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

11.	Contribution

11.1	If the indemnification provided for in Section 10 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Agents, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Agents, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Agents, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Securities (before deducting expenses) received by the Company and the total Agents’ Fee received by the Agents, in each case as set forth on the cover of the Final MJDS Supplement.

The relative fault of the Company, on the one hand, and the Agents, on the other hand, shall be determined by reference to, among other things, whether any such misrepresentation or alleged misrepresentation, any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

11.2

The Company and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation (even if the Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 11 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such misrepresentation or alleged misrepresentation, any such untrue or alleged untrue statement or omission or alleged omission.

11.3	Notwithstanding the provisions of this Section 11, no Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Securities placed by it and offered to the public exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of any such misrepresentation or alleged misrepresentation, any such untrue or alleged untrue statement or omission or alleged omission.

11.4	No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

11.5	For purposes of this Section 11, each person, if any, who controls an Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Agent, and each director of the Company, each officer of the Company who signed the Registration Statement and the Prospectus, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Agents’ respective obligations to contribute pursuant to this Section 11 are several in proportion to the aggregate amount of Securities sold by the Agents, and not joint.

11.6	The rights of indemnity and contribution contained in Sections 10 and 11 in respect of a particular claim based on misrepresentation or omission or alleged misrepresentation or omission in the Prospectus, the Prospectus Supplement or any Supplementary Material shall not apply if the Company has complied with Sections 5.1(e) and 5.1(f) and the person asserting such claim was not provided with a copy of the Prospectus, Prospectus Supplement or any Supplementary Material which corrected such misrepresentation or omission by an Agent or other selling group member within two Business Days after commercial copies of such Prospectus or any Supplementary Material were provided to the Agents or other selling group members in accordance with Sections 5.1(e) and 5.1(f).

12.	Notices

12.1

Unless herein otherwise expressly provided, any notice, request, direction, consent, waiver, extension, agreement or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery to an officer of the party to whom notice is given or shall be sent by commercial courier to the attention of the individuals noted below, in each case at the following address:

(a)	To the Company:

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

Attention: Jens Berding

Facsimile: (212) 449-7481

with a copy to:

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, NY 10019

Attention: Mark Wiltshire

Facsimile: (212) 839-5599

- and -

Davies Ward Phillips & Vineberg LLP

44th Floor

1 First Canadian Place

Toronto, ON M5X 1B1

Attention: Patricia Olasker

Facsimile: (416) 863-0871

(b)	To MLCI:

Merrill Lynch Canada Inc.

Suite 400, BCE Place

181 Bay Street

Toronto, ON M5J 2V8

Attention: P. Scott McBurney

Facsimile: (416) 369-7790

(c)	To Canaccord:

Canaccord Capital Corporation

P.O. Box 6, Suite 1210

320 Bay Street

Toronto, ON M5H 4A6

Attention: Isaac Muskat

Facsimile: (416) 867-6011

with a copy to:

McMillan Binch LLP

Barristers & Solicitors

BCE Place, Suite 4400

Bay Wellington Tower

Toronto, ON M5J 2T3

Attention: Michael A. Burns

Facsimile: (416) 865-7048

The parties hereto may change their respective address for notice by notice given in the manner aforesaid.

13.	General Provisions

13.1	Time shall be of the essence hereof.

13.2	This Agreement shall be governed by and construed, performed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the courts of such province shall have non-exclusive jurisdiction over any dispute hereunder.

13.3	The representations, warranties, obligations, covenants, agreements and indemnities herein contained or contained in any certificate delivered pursuant to this Agreement shall survive the sale of the Securities and shall continue in full force and effect unaffected by the termination of the obligations of the Agents hereunder, nor shall they be limited or prejudiced by any investigation made by or on behalf of any Agent in the course of preparation of the Prospectus or any Supplementary Material or the sale of the Securities.

13.4	If any provision of this Agreement is determined to be void or unenforceable in whole or in part, such void or unenforceable provision shall not affect or impair the validity of any other provision of this Agreement and shall be severable from this Agreement.

13.5	This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.6	This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument; and notwithstanding the date of execution, this Agreement shall be deemed to bear the date first shown on this Agreement.

13.7	This Agreement may be executed and delivered by the parties hereto by facsimile transmission and such facsimile copy, when received, shall constitute an original hereof.

13.8	The Company shall be entitled to make any delivery or give any disclosure or notice that is to be given to the Agents hereunder to MLCI on their behalf and shall act on any notice, waiver, extension, receipt or other communication given by or on behalf of the Agents by MLCI which shall represent the Agents and which shall have authority to bind the Agents in respect of all matters hereunder, except matters referred to in Sections 10.1 through 10.3. MLCI shall use its reasonable best efforts to consult fully with the other Agent with respect to any such notice, waiver, extension or other communication.

13.9	The parties hereto shall provide all such reasonable assurances as may be required or desirable to consummate the transactions contemplated hereby and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

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If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance on the accompanying counterparts of this letter and return the same to the undersigned, whereupon this letter as so accepted shall constitute an agreement among the Company and the Agents in accordance with the foregoing.

Yours very truly,

MERRILL LYNCH CANADA INC.

by
Name:
Title:

by
Name:
Title:

CANACCORD CAPITAL CORPORATION

by
Name:
Title:

MERRILL LYNCH & CO., INC.

by
Name:
Title:

SCHEDULE A

FORM OF OPINION OF CANADIAN COUNSEL TO THE COMPANY

See attached.

SCHEDULE B

FORM OF OPINION OF U.S. COUNSEL TO THE COMPANY

See attached.

SCHEDULE C

FORM OF OPINION OF COUNSEL TO THE AGENTS

See attached.